EXHIBIT 2.2
March 16, 2010
7293411 Canada Inc.
Place Mercantile
Suite 1700,
770 Sherbrooke Street West,
Montreal, QC H3A 1G1
Attention: President
Dear Sirs:
RE: Optimal Disclosure Letter for Support Agreement
Pursuant to the support agreement (the “Support Agreement”) of even date herewith between 7293411 Canada Inc. (the “Offeror”) and Optimal Group Inc. (the “Corporation”), the Corporation hereby discloses to you the information contained in the attached schedules. The schedule numbers correspond to the section numbers of Schedule D of the Support Agreement to which the information relates:
Section 4 — No Conflict or Breach; Required Filings and Consent
Section 13 — Litigation
Section 14 — Taxes
Section 18 — Material Contracts
Section 19 — Employee Matters
Section 20 — Cash Position
[Balance of page intentionally left blank. Signatures on following page.]

     This Disclosure Letter and the attached schedules form part of the Support Agreement.

Yours very truly, OPTIMAL GROUP INC.

Leon Garfinkle
Senior Vice-President, General Counsel and Secretary

Accepted and agreed this 16th day of March 2010 7293411 CANADA INC.

Richard Yanofsky
President

Section 4
No Conflict or Breach; Required Filings and Consent
The consent of Homburg Real Estate Trust is required under both of the lease agreements with Homburg Real Estate Trust listed under “Section 18”, below.

Section 13
Litigation
Bell Solutions d’Affaires Inc., Bell Canada and Bell Information and Communications Technology Outsourcing Solutions Inc. have initiated an action in Quebec Superior Court against the Corporation, Optimal Services Group Inc., OGOP Payments Inc. and others, claiming payment of approximately CDN$900,000, plus interest and court costs.

Section 14
Taxes
This is a nil schedule

Section 18
Material Contracts
Employment agreement dated March 5, 2004, between the Corporation and Holden Ostrin, as amended by agreement dated July 2, 2009.
Employment agreement dated March 5, 2004, between the Corporation and Neil Wechsler, as amended by agreement dated July 2, 2009.
Employment agreement dated March 5, 2004, between the Corporation and Gary Wechsler, as amended by agreement dated July 2, 2009.
Employment agreement dated July 18, 2000, between the Corporation and Leon Garfinkle.
Lease agreement dated December 12, 2004, between the Corporation and Homburg Real Estate Trust, as amended, providing for the lease of Suite 800, 3500 de Maisonneuve Blvd. W., Westmount, Quebec.
Lease agreement dated December 3, 2008, between the Corporation, as successor in interest to OGOP Payments Inc., and Homburg Real Estate Trust, providing for the lease of Suite 1601, 3500 de Maisonneuve Blvd. W., Westmount, Quebec.
Sublease agreement dated January 19, 2007, between the Corporation, as sublandlord and successor in interest to OGOP Payments Inc., and Neutron Enterprises Inc., providing for the sublease of a portion of Suite 1601, 3500 de Maisonneuve Blvd. W., Westmount, Quebec.
Sublease agreement dated May 1, 2009, between the Corporation, as sublandlord, and Assertigy, Inc., providing for the sublease of a portion of Suite 1601, 3500 de Maisonneuve Blvd. W., Westmount, Quebec.
The Corporation, as guarantor, is party to various credit facilities opened in favour of WowWee Group Limited and Sablon Distribution SA.
Purchase and Sale Option Agreement among Optimal Payments Corp. (n/k/a Optimal Merchant Services Inc.), United Bank Card, Inc. and Jared Isaacman made as of February 2, 2009 and the related Services Agreement of even date among such parties and the Company.
ISO/MSP Clearing and Settlement Services Agreement between Optimal Payments Corp. (n/k/a Optimal Merchant Services Inc.) and Harris Trust NA, with intervention by Moneris Solutions, Inc., made as of October 5, 2005, as amended.

Section 19
Employee Matters
Employment agreement dated March 5, 2004, between the Corporation and Holden Ostrin, as amended by agreement dated July 2, 2009.
Employment agreement dated March 5, 2004, between the Corporation and Neil Wechsler, as amended by agreement dated July 2, 2009.
Employment agreement dated March 5, 2004, between the Corporation and Gary Wechsler, as amended by agreement dated July 2, 2009.
Employment agreement dated July 18, 2000, between the Corporation and Leon Garfinkle.
Employment agreement dated June 22, 2000, between the Corporation and Bradley McKenna, as amended by agreement dated December 13, 2002.
Insurance policy on the life of Holden Ostrin.
Insurance policy on the life of Neil Wechsler.
Insurance policy on the life of Gary Wechsler.
The Stock Option Plan, under which options to purchase a total of 27,400 Shares are outstanding.
Employee medical, dental and life insurance group benefit program.

Section 20
Cash Position
Summary of cash position as at March 1, 2010:

	Optimal Group Inc.	WowWee Canada Inc.	WowWee Group Limited	WowWee USA, Inc.	WW Sablon Holdings	Total
Cash/term deposits	$8,591,732(1)	$152,274(1)	$1,696,000(2)	$329,497(1)	$1,264,200(3)(4)	$12,033,699

Notes:
(1)	Represents the estimated cash position as at March 1, 2010 after accounting for (i) outstanding cheques; (ii) outstanding deposits; (iii) payroll for the pay period then-ending March 5, 2010; and (iv) anticipated expenditures for the week then-ending March 5, 2010.

(2)	Represents the estimated cash position at WowWee Group Limited, in Hong Kong, after accounting for (i) outstanding cheques; and (ii) term deposit supporting the overdraft position at March 3, 2010.

(3)	Translated to US dollars from Euros, at €1.00=US$1.36.

(4)	Represents the cash balances as at March 4, 2010.